THE TARGET PORTFOLIO TRUST

PGIM Core Bond Fund

AMENDED AND RESTATED SUBADVISORY AGREEMENT

Agreement amended and restated made as of this 12th day of September, 2019 between PGIM Investments LLC (PGIM Investments or the Manager), a New York limited liability company, PGIM, Inc. (PGIM), a New Jersey corporation and PGIM Limited, a U.K. limited company, (PGIM Limited and together with PGIM, the Subadvisers).

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated April 1, 1994, with The Target Portfolio Trust, a Delaware business trust (the Trust), a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments acts as Manager of PGIM Core Bond Fund, formerly Target Intermediate Term Bond Portfolio (the Fund), a series of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadvisers to provide investment advisory services to the Fund and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadvisers are willing to render such investment advisory services; and

WHEREAS, PGIM Limited is authorized and regulated in the United Kingdom by the Financial Conduct Authority and both PGIM Limited and PGIM are each registered with the Securities and Exchange Commission (the Commission) as an investment adviser under the Investment Advisers Act of 1940, as amended (the Advisers Act).

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadvisers shall manage such portion of the Fund's portfolio as delegated to the Subadvisers by the Manager, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:

(i) The Subadvisers shall provide supervision of such portion of the Fund's investments as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of their duties and obligations under this Agreement, the Subadvisers shall act in conformity with the copies of the Agreement and Declaration of Trust of the Trust, as amended, the By-laws of the Trust, the Prospectus of the Fund, and the Fund's valuation procedures and any other procedures adopted by the Board applicable to the Fund (and any amendments thereto) as provided to it by the Manager (the Fund Documents) and with the instructions and directions of the Manager and of the Board of Trustees of the Fund, co-operate with the Manager's (or its designees') personnel responsible for monitoring the Fund's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadvisers shall, among other things, prepare and file such reports as are, or may in the future be, required by the Commission. The Manager shall provide the Subadvisers timely with copies of any updated Fund Documents.

(iii) The Subadvisers shall determine the securities and futures contracts to be purchased or sold by such portion of the Fund's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker, dealer or futures commission merchants affiliated with the Manager or the Subadvisers) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Fund with investment supervision, it is recognized that the Subadvisers will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadvisers may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadvisers' other clients may be a party. The Manager (or Subadvisers) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadvisers) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. Pursuant to the rules promulgated under Section 326 of the USA Patriot Act, broker-dealers are required to obtain, verify and record information that identifies each person who opens an account with them. In accordance therewith, broker-dealers whom the Subadvisers select to execute transactions in the Fund's account may seek identifying information about the Fund.

On occasions when the Subadvisers deem the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadvisers, the Subadvisers, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadvisers in the manner the Subadvisers consider to be the most equitable and consistent with their fiduciary obligations to the Fund and to such other clients.

(iv) Each Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadvisers shall make reasonably available their employees and officers for consultation with any of the Trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

(v) Each Subadviser or an affiliate shall provide the Fund's custodian (the Custodian) on each business day with information relating to all transactions concerning the portion of the Fund's assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by the Subadvisers hereunder are not to be deemed exclusive, and the Subadvisers shall be free to render similar services to others. Conversely, the Subadvisers and Manager understand and agree that if the Manager manages the Fund in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadvisers through quantitative and qualitative analysis and consultations with the Subadvisers, (ii) periodically make recommendations to the Fund's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Fund's Board regarding the results of their evaluation and monitoring functions. The Subadvisers recognize that their services may be terminated or modified pursuant to this process.

(vii) The Subadvisers acknowledge that the Manager and the Fund intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadvisers hereby agree that it shall not consult with any other subadviser to the Fund with respect to transactions in securities for the Fund's portfolio or any other transactions of Fund assets.

(b) The Subadvisers shall authorize and permit any of their directors, officers and employees who may be elected as Trustees or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadvisers under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadvisers shall keep the Fund's books and records required to be maintained by the Subadvisers pursuant to paragraph l(a) hereof and shall timely furnish to the Manager all information relating to the Subadvisers’ services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadvisers agree that all records which they maintain for the Fund are the property of the Fund, and the Subadvisers will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Subadvisers may retain a copy of such records. The Subadvisers further agree to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph l(a) hereof.

(d) In connection with their duties under this Agreement, the Subadvisers agree to maintain adequate compliance procedures to ensure their compliance with the 1940 Act, the Advisers Act, and other applicable state and federal regulations.

(e) Each Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Fund, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. Each Subadviser shall follow such Code of Ethics in performing their services under this Agreement. Further, the Subadvisers represent that they maintain adequate compliance procedures to ensure their compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadvisers represent that they have policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Subadvisers and their employees as required by the applicable federal securities laws.

(f)The Subadvisers shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph l(d) hereof as the Manager may reasonably request.

(g) The Subadvisers shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(h) The Subadvisers acknowledge that they are responsible for evaluating whether market quotations are readily available for the Fund's portfolio securities, evaluating whether those market quotations are reliable for purposes of valuing the Fund's portfolio securities, evaluating whether those market quotations are reliable for determining the Fund's net asset value per share and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Fund's portfolio securities in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Manager, the Subadvisers (through a qualified person) will assist the valuation committee of the Fund or the Manager in valuing securities of the Fund as may be required from time to time, including making available information of which the Subadvisers have knowledge related to the securities being valued.

(i) The Subadvisers shall provide the Manager with any information reasonably requested regarding their management of the Fund's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the Commission. The Subadvisers shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Fund's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadvisers shall promptly inform the Fund and the Manager if the Subadvisers become aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(j) The Subadvisers shall comply with the Fund Documents provided to the Subadvisers by the Manager or the Fund. The Subadvisers shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Fund Documents.

(k) The Subadvisers shall keep the Fund and the Manager informed of developments relating to their duties as Subadvisers of which the Subadvisers has, or should have, knowledge that would materially affect the Fund. In this regard, the Subadvisers shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadvisers have assumed under this Agreement as the Fund and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadvisers shall provide the Manager and the Board with reports regarding the Subadvisers’ management of the Fund's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadvisers and the Manager. The Subadvisers shall certify quarterly to the Fund and the Manager that they and their "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadvisers shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadvisers’ Code of Ethics and compliance program, respectively, to the Fund and the Manager. Upon written request of the Fund or the Manager with respect to material violations of the Code of Ethics directly affecting the Fund, the Subadvisers shall permit representatives of the Fund or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics.

2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadvisers’ performance of their duties under this Agreement. The Manager shall provide (or cause the Custodian to provide) timely information to the Subadvisers regarding such matters as the composition of assets in the portion of the Fund managed by the Subadvisers, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadvisers to perform their duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Fund that affect the duties of the Subadvisers).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadvisers as full compensation therefor, a fee equal to the percentage of the Fund's average daily net assets of the portion of the Fund managed by the Subadvisers as described in the attached Schedule A. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to by the Subadvisers, shall not cause a reduction in the amount of the payment to the Subadvisers by the Manager.

4. The Subadvisers shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadvisers’ part in the performance of their duties or from their reckless disregard of their obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadvisers under federal or state securities laws. The Manager shall indemnify each Subadviser, its affiliated persons, and their officers, directors and employees for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Each Subadviser shall indemnify the Manager, its affiliated persons, and their officers, directors and employees for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or a Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of their assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadvisers agree that they will promptly notify the Fund and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadvisers. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager and/or Fund at 655 Broad Street, 17th Floor, Newark, NJ 07102- 4077, Attention: Secretary; and (2) to the Subadvisers at 655 Broad Street, Newark, NJ 07102, Attention: Chief Legal Officer (for PGIM) and at Grand Buildings 1-3 Strand Trafalgar Square, London, WC2N 5HR, Attention: Chief Legal Officer (for PGIM Limited).

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadvisers’ directors, officers or employees who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadvisers’ right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Manager agrees to furnish the Subadvisers at their principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadvisers in any way, prior to use thereof and not to use material if the Subadvisers reasonably object in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadvisers hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Executive Vice President

PGIM, INC.

By: /s/ Steven B. Saperstein

Name: Steven B. Saperstein

Title: Vice President

PGIM LIMITED

By: /s/ Richard Greenwood

Name: Richard Greenwood

Title: Director

SCHEDULE A

THE TARGET PORTFOLIO TRUST

As compensation for services provided by PGIM Fixed Income, a business unit of PGIM, Inc. (PGIM), and PGIM Limited (together, the Subadvisers), PGIM Investments will pay the Subadvisers, in aggregate, an advisory fee on the net asset value of the portion of the Fund’s portfolio that is managed by the Subadvisers that is equal, on an annualized basis, to the following:

Fund Name	Advisory Fee
PGIM Core Bond Fund	0.20% of average daily net assets

Dated as of September 12, 2019.